UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2016 (March 24, 2016)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of Registrant as specified in its Charter)

Luxembourg	001-34354	98-0554932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40, avenue Monterey
L-2163 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices including zip code)

+352 2469 7900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

Management and the Audit Committee of the Board of Directors (the “Audit Committee”) of Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) have completed a competitive process to review the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2016. The Audit Committee invited several firms to participate in this process, including Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm since September 22, 2009.

As a result of this process and following careful deliberation, on March 24, 2016, the Audit Committee approved the engagement of Mayer Hoffman McCann P.C. (“MHM”) as the Company’s independent registered public accounting firm, conditioned and effective upon completion of their client acceptance process. On March 25, 2016, MHM advised the Company that it had successfully completed its client acceptance procedures and the Company dismissed Deloitte from its role as the Company's independent registered public accounting firm.

Deloitte’s audit reports on the Company's consolidated financial statements as of and for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. Such reports included an explanatory paragraph related to the concentration of revenue with Ocwen Financial Corporation and an emphasis of a matter paragraph related to uncertainties faced by Ocwen Financial Corporation.

During the years ended December 31, 2015 and 2014, and the subsequent interim period through March 24, 2016, there were (i) no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in its reports on the financial statements for such years, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K except that the Company’s internal control over financial reporting was not effective as of December 31, 2015 due to the existence of a material weakness in the Company’s internal control over financial reporting related to the review of impairment indicators of long-lived assets, including premises and equipment and intangible assets, and the impairment analysis of indefinite-lived assets, primarily goodwill. Deloitte discussed this matter with the Audit Committee. As a result of the material weakness, Deloitte's audit report dated March 15, 2016 on the effectiveness of the Company's internal control over financial reporting as of December 31, 2015 expressed an adverse opinion. The Company has authorized Deloitte to fully respond to the inquiries of MHM, the successor independent registered public accounting firm, concerning this matter.

The Company provided Deloitte with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission (the “SEC”). The Company requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether or not Deloitte agrees with the above statements that are related to Deloitte. A copy of Deloitte’s letter, dated March 28, 2016, is attached hereto as Exhibit 16.1.

During the years ended December 31, 2015 and 2014 and through March 24, 2016, neither the Company nor anyone on its behalf consulted with MHM with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by MHM to the Company that MHM concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 16.1	Letter dated March 28, 2016 from Deloitte & Touche LLP to the Securities and Exchange Commission

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 28, 2016

Altisource Portfolio Solutions S.A.

By:	/s/ Michelle D. Esterman
Name:	Michelle D. Esterman
Title:	Chief Financial Officer